EX 99.2

PRESS RELEASE

Oppenheimer Announces its Intention to Redeem $20 million of Exchangeable Debentures Through Use of Internal Funds

October 10, 2006. New York and Toronto. Oppenheimer Holdings Inc. (OPY on the NYSE and TSX) today announced its intention to redeem $20 million of its Variable Rate Exchangeable Debentures (the “Debentures”) by October 31st, and to fund the redemption through internally available funds and existing bank loan facilities. This redemption was previously announced in July, although at that time it was believed that the Debentures would be placed with an employee plan created for that purpose. The Company reviewed a number of alternative structures for the placement of the Debentures with employees, but due to a number of accounting and tax issues was not able to find a structure that was attractive from an investment point of view for its employee group.

The Debentures were issued in 2003 as part of the consideration with respect to the Company’s acquisition of the U.S. Private Client and Asset Management Divisions of CIBC World Markets Inc. The Company will pay CIBC, in cash, the par value of the Debentures ($20,000,000) plus accrued interest for the period from July 31, 2006 to the date the Debentures are redeemed, and a fee of $125,000. The transaction is subject to delivery of definitive documentation, and receipt of applicable regulatory approvals and is scheduled to close not later than October 31, 2006. The Debentures are exchangeable for approximately 862,069 Class A Shares at the rate of $23.20 per share (approximately 6.8% of the Company’s outstanding Class A Shares) and bear annual interest (payable semi- annually) of 4% in 2006 and 5% in 2007 until maturity on January 1, 2013.

The Company has determined that it is advantageous to fund the extinguishment of the remaining Debentures internally and with existing bank loan facilities versus obtaining external financing due to lower annual interest costs and the benefit to shareholders from a reduction in the dilution of the Company’s Class A Shares.

Oppenheimer Holdings Inc., through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a full range of services from 82 offices in 21 states and 2 foreign jurisdictions. In addition, through its subsidiary, Freedom Investments, Inc. and the BUYandHOLD division of Freedom, the Company offers online discount brokerage and dollar-based investing services.

Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact

Dennis P. McNamara, Esq. (212) 668-8000